SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

SCHEDULE 13G
________________

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934


RAILAMERICA, INC.
(NAME OF ISSUER)

Common Stock, par value $.001
(TITLE OF CLASS OF SECURITIES)

750753105
(CUSIP NUMBER)

April 24, 1998
(Date of Event Which Requires Filing of this Statement)

	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	 / /	Rule 13d-1(b)
 	 /x/	Rule 13d-1(c)

       / / 	Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PAGE 1 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          EGS ASSOCIATES, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                363,300
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           363,300
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     363,300

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         3.9%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________






PAGE 2 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          EGS PARTNERS, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                784,200
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           789,675
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     789,675

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         8.5%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IA

_____________________________________________________________________________






PAGE 3 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          BEV PARTNERS, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                146,525
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           146,525
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     146,525

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         1.6%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________






PAGE 4 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JONAS PARTNERS, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                30,000
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           30,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     30,000

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                          .32%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     PN

_____________________________________________________________________________






PAGE 5 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          WILLIAM EHRMAN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  15,000
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             15,000
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,359,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,359,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.6%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 6 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          FREDERIC GREENBERG
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,329,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,329,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 7 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          FREDERICK KETCHER
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  10,000
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             10,000
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,329,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,339,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.3%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 8 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JONAS GERSTL
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,329,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,329,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 9 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          JAMES MCLAREN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,329,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,329,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 10 OF 16 PAGES


13G


CUSIP No. 750753105
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON

          WILLIAM D. LAUTMAN
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]

_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER                  -0-
SHARES         ______________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER                1,324,025
OWNED BY       ______________________________________________________________
EACH           (7)  SOLE DISPOSITIVE POWER             -0-
REPORTING      ______________________________________________________________
PERSON WITH    (8)  SHARED DISPOSITIVE POWER           1,329,500
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                     1,329,500

_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]

_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)                         14.2%

_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON                     IN

_____________________________________________________________________________






PAGE 11 OF 16 PAGES


13G

ITEM 1(a).  NAME OF ISSUER:  RailAmerica, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            301 Yamato Road, Suite 1190
            Boca Raton, Florida  33431

ITEM 2(a).  NAME OF PERSON FILING:
            EGS Partners, L.L.C.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            350 Park Avenue, 11th Floor
            New York, New York  10022

ITEM 2(c).  CITIZENSHIP:
            Delaware

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.001 par value

ITEM 2(e).  CUSIP NUMBER:  750753105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

           Not applicable.

PAGE 12 OF 16 PAGES


13G

ITEM 4.   OWNERSHIP.

(a)  Amount beneficially owned:

The approximate aggregate percentage of shares of Common Stock reported beneficially owned by each Reporting Person herein is based on 9,341,830 shares outstanding, which is the total number of shares of Common Stock outstanding as of April 23,1998, as reflected in the quarterly report on Form 10-QA of RailAmerica, Inc. filed with the Securities and Exchange Commission (the "Commission") for the fiscal quarter ended March 31, 1997 (which is the most recent Form 10-Q on file).

(b)  Percent of class:

As of the close of business on April 24, 1998:

(i) EGS Associates owns beneficially 363,300 shares of Common Stock, constituting approximately 3.9% of the shares outstanding.

(ii)  EGS Partners owns directly no shares of Common Stock.
By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended (the "Act"), EGS Partners may be deemed to own beneficially 789,675 shares, constituting approximately 8.5% of the shares outstanding, purchased for discretionary accounts managed by it.

(iii) Bev Partners owns beneficially 146,525 shares of Common Stock, constituting approximately 1.6% of the shares outstanding.

(iv) Jonas Partners owns beneficially 30,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

(v) Mr. Ehrman owns beneficially through ownership by himself and members of his immediate family, 30,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

(vi) Mr. Ketcher owns beneficially through ownership by himself 10,000 shares of Common Stock, constituting less than 1% of the shares outstanding.

By reason of the provisions of Rule 13D-3 of the Act, each of Mssrs. Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman (collectively, the "General Partners") may be deemed to own the 363,300 shares beneficially owned by EGS Associates, the 789,675 shares beneficially owned by EGS Partners, the 146,525 shares beneficially owned by Bev Partners and the 30,000 shares beneficially owned by Jonas Partners. When the shares beneficially owned by EGS Associates, EGS Partners, Bev Partners and Jonas Partners are aggregated, they total 1,329,500 shares of Common Stock, constituting approximately 14.2% of the shares outstanding.

(vii) In the aggregate, the Reporting Persons own beneficially a total of 1,369,500 shares of Common Stock, constituting approx-PAGE 13 OF 16 PAGES imately 14.7% of the shares outstanding.

(c) Number of shares as to which Reporting Persons have power to vote or direct the disposition:

(i)  Each of EGS Associates, EGS Partners, Bev Partners and
Jonas Partners has the power to vote on all of the shares of Common Stock, except for 5,475 shares held by one of the discretionary accounts, and to dispose of all of the shares of Common Stock beneficially owned by it, which power may be exercised by the General Partners. Each of the discretionary accounts is party to an investment management agreement with EGS Partners pursuant to which EGS Partners has investment authority with respect to securities held in such account.

(ii) Mr. Ehrman has no power to vote and shared power to dispose of shares owned by his immediate family and Mr. Ketcher has the sole power to vote and dispose of the shares owned directly by him.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not Applicable.

ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.











PAGE 14 OF 16 PAGES


                                   SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  May 12, 1998	/s/ William Ehrman
William Ehrman, individually and as
general partner of each of EGS Associates,
L.P., Bev Partners, L.P., Jonas Partners,
L.P., and as a member of EGS Partners, L.L.C.

/s/ William Ehrman
William Ehrman, as Attorney-in-Fact pursuant
to Power of Attorney for Frederic Greenberg
as attached to this Schedule 13G,
individually and as general partner of each
of EGS Associates, L.P., Bev Partners, L.P.,
Jonas Partners, L.P., and as a member of EGS
Partners, L.L.C.

/s/ Frederick Ketcher
Frederick Ketcher, individually and as
general partner of each of EGS Associates,
L.P., Bev Partners, L.P., Jonas Partners,
L.P., and as a member of EGS Partners, L.L.C.

/s/ Jonas Gerstl
Jonas Gerstl, individually and as
general partner of each of EGS Associates,
L.P., Bev Partners, L.P., Jonas Partners,
L.P., and as a member of EGS Partners, L.L.C.

/s/ William Ehrman
William Ehrman, as Attorney-in-Fact
pursuant to Power of Attorney for James
McLaren as attached to this Schedule 13G,
individually and as general partner of each
of EGS Associates, L.P., Bev Partners, L.P.,
Jonas Partners, L.P., and as a member of EGS
Partners, L.L.C.

/s/ William D. Lautman
William D. Lautman, individually and as
general partner of each of EGS Associates,
L.P., Bev Partners, L.P., Jonas Partners,
L.P., and as a member of EGS Partners, L.L.C.





PAGE 15 OF 16


POWER OF ATTORNEY

The undersigned hereby appoints WILLIAM EHRMAN the undersigned's true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him in his name, place and stead in any way which the undersigned could do, whether on behalf of himself or as attorney-in-fact, if he were personally present, to execute and deliver on behalf of the undersigned all documents to be filed pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and any and all instruments, affidavits and exhibits necessary or desirable in connection therewith, and to take all other necessary and lawful action in connection with such filings.

This Power of Attorney shall remain in effect so long as the undersigned and William Ehrman are each a General Partner of EGS Associates, L.P., a Delaware limited partnership. The Power of Attorney hereby granted is coupled with an interest and shall survive and shall not be effected by the subsequent disability, incompetency or death of the undersigned.



/s/ Frederic Greenberg
	Dated 2/1/95


POWER OF ATTORNEY

The undersigned hereby appoints each of WILLIAM EHRMAN, FREDERIC
GREENBERG and ELLEN MARTINO, individually, the undersigned's true and lawful attorney-in-fact, for him in his name, place and stead in any way which the undesigned could do, whether on behalf of himself or as attorney-in-fact, if he were personally present, to execute and deliver on behalf of the undersigned all documents to be filled pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and any and all instruments, affidavits and exhibits necessary or desirable in connection therewith, and to take all other necessary and lawful action in connection with such things.

This Power of Attorney shall remain in effect with respect to each of the individuals designated above so long as such individual is a General Partner of EGS Associates, L.P. or, with respect to Ellen Martino, an employee of EGS Partners, L.L.C. This Power of Attorney shall expire when (i) the undersigned is no longer a General Partner of EGS Associates, L.P., a Delaware limited partnership, or (ii) this Power of Attorney is otherwise revoked in writing by the undersigned.



/s/ James McLaren
	Dated 6/4/96





PAGE 16 OF 16 PAGES